EXHIBIT 99.1

-For Immediate Release
October 4, 2004

Assisted Living Concepts, Inc.
Announces Receipt of Indications of Interest and Adoption of Rights Plan

DALLAS, TEXAS, October 4, 2004 – Assisted Living Concepts, Inc. (OTC.BB: ASLC), a national provider of assisted living services, announced today that it has received indications of interest for the potential acquisition of the Company submitted by a number of third parties.

As previously announced, the Company established a Special Committee of its Board of Directors to explore various strategic alternatives with the goal of maximizing stockholder value, and the Special Committee retained Jefferies & Company, Inc. as its financial advisor. Following marketing efforts conducted by Jefferies, the Special Committee received several indications of interest with respect to the potential purchase of all of the Company’s outstanding shares in a cash transaction. The Special Committee is continuing to review these indications of interest and discuss them with the third parties.

There can be no assurance that any business combination will be approved by the Special Committee and recommended to the full board of directors, or if approved by the Special Committee, will be approved by the full board, or that a definitive merger or other business combination agreement will be executed or consummated. Recognizing that a transaction with a third party may not be completed, the Special Committee is also continuing to review other strategic alternatives available to the Company, including, among other things, refinancing, sale-leaseback of Company properties, special dividend to Company stockholders, and remaining as an independent public corporation.

The Company also announced today that its board of directors has adopted a stockholder rights plan in which preferred stock purchase rights will be distributed as a dividend at the rate of one right for each share of common stock of the Company held by stockholders of record as of the close of business on September 30, 2004. The rights plan is similar to those adopted by many other public companies and is designed to deter coercive takeover tactics, including the accumulation of shares in the open market or through private transactions, and to prevent an acquiror from gaining control of the Company without offering a fair price to all of the Company’s stockholders. The rights are intended to enable all stockholders to maximize the value of their investment in the Company. The rights will not prevent a takeover attempt, but are intended to encourage anyone seeking to acquire the Company to negotiate with the board prior to attempting a takeover. The rights plan was adopted in order to help assure, among other things, that any strategic alternatives the Company is currently reviewing would be made available to all of the Company’s stockholders. The rights will expire on October 1, 2014.

Each right under the rights plan will initially entitle stockholders to purchase a fraction of a share of preferred stock for $60. The rights generally will be exercisable only if a person or group acquires beneficial ownership of 20% or more of the Company’s common stock or commences a tender or exchange offer upon consummation of which the person or group would beneficially own 20% or more of the Company’s common stock. Under the terms of the stockholder rights plan, existing stockholders as of October 1, 2004 who beneficially own 20% or more of the Company’s common stock are grandfathered unless they acquire additional shares. Once exercisable, the rights entitle all stockholders, except the acquiring person or group, to acquire shares of the Company or an acquiring person having a value of twice the exercise price of the right.

A more detailed description of the stockholder rights plan and its operation is contained in the Company’s Current Report on Form 8-K, to be filed today with the Securities and Exchange Commission and available on the Company’s website: http://www.assistedlivingconcepts.com.

Assisted Living Concepts, Inc. operates 177 owned and leased assisted living residences with 6,838 units for older adults who need help with the activities of daily living, such as eating, bathing, dressing and medication management. In addition to housing, the Company provides personal care, support services, and nursing services according to the individual needs of its residents, as permitted by state law. This combination of housing and services provides a home-like setting and cost efficient alternative that encourages independence for individuals who do not require the broader array of medical and health services provided by skilled nursing facilities. The Company currently has residences in Oregon, Washington, Idaho, Nebraska, Iowa, Arizona, Texas, New Jersey, Ohio, Pennsylvania, Indiana, Louisiana, Michigan and South Carolina.

Contact Information:
Steven L. Vick, President and Chief Executive Office
(214) 424-4001
svick@alcco.com

Edward A. Barnes, Senior Vice President, Chief Financial Officer,
Chief Accounting Officer and Treasurer
(214) 424-4002
ebarnes@alcco.com

Web address: www.assistedlivingconcepts.com

This press release and statements made by or on behalf of Assisted Living Concepts, Inc. relating hereto may be deemed to constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements, including without limitation, statements containing the words “will,” “believes,” “anticipates,” “estimates” “intends,” “expects,” “should,” “could,” and words of similar import, are forward looking statements. These forward-looking statements maybe affected by risks and uncertainties, including without limitation (i) our ability to control costs and improve operating margins, (ii) our ability to increase occupancy, (iii) our ability to increase our revenue at a pace which exceeds expense inflation, (iv) our ability to operate our residences in compliance with evolving regulatory requirements, (v) the degree to which our future operating results and financial condition may be affected by a reduction in Medicaid reimbursement rates, and (vi) our ability to extend or renegotiate our current debt agreements. In light of such risks and uncertainties, our actual results could differ materially from such forward-looking statements. Except as may be required by law, we do not undertake any obligation to publicly release any revisions to any forward looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

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